                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REGISTRATION FILE NO. 333-69227

                      SUPPLEMENT NO. 5 DATED JULY 27, 2000
                      TO PROSPECTUS DATED JANUARY 28, 2000
          RELATING TO $345,000,000 PRINCIPAL AMOUNT OF 7% CONVERTIBLE
                        SUBORDINATED NOTES DUE 2009 AND
                              10,515,087 SHARES OF
                        TOTAL RENAL CARE HOLDINGS, INC.
                                  COMMON STOCK


     The purpose of this supplement is to provide information regarding selling securityholders in addition to those listed in the prospectus dated January 28, 2000, as supplemented by Supplement No. 1 dated February 24, 2000, Supplement No. 2 dated March 20, 2000, Supplement No. 3 dated April 27, 2000, and Supplement No. 4 dated June 7, 2000, forming a part of registration statement no. 333-69227 on Form S-3, or to update the information regarding selling securityholders previously listed in the prospectus.

     The table has been prepared based upon information furnished to us by or on behalf of the selling securityholders listed below. We have not independently verified this information.

                                                     Principal
                                                     amount of                      Shares of        Percentage
                                                    notes owned                      common          of common
                                                    that may be    Percentage      stock that          stock
              Name                                     sold        of notes       may be sold/1/   outstanding/2/
---------------------------------------------     --------------  ------------   ---------------   ---------------
J. Paul Getty Fund                                     535,000        *                 16,306          *
Levco Alternative Fund, Ltd.                           505,000        *                 15,391          *
OCM High Yield Limited Partnership                   2,685,000        *                 81,834          *
Purchase Associates, L.P.                              250,000        *                  7,619          *
Southwest Securities, Inc.                              20,000        *                    609          *
The Common Fund for Non-Profit Organizations            55,000        *                  1,676          *
The Travelers Indemnity Company                      2,274,000        *                 69,308          *


     Other than their ownership of our securities, none of these selling securityholders has had any material relationship with us within the past three years.

____________________

*    Less than 1%.

/1/. Assumes conversion of the full amount of notes owned by each selling securityholder at the initial conversion price of $32.81 per share. Under the terms of the indenture governing the notes, cash will be paid instead of issuing fractional shares upon conversion.

/2/. Based on 81,455,148 shares of our common stock outstanding at May 1, 2000. In accordance with the rules of the SEC, the percentage of common stock outstanding owned by each selling securityholder is computed as follows: (a) the numerator is the number of shares of common stock held by that selling securityholder upon conversion of all notes owned by that selling securityholder and (b) the denominator includes the number of shares of common stock outstanding and the number of shares of common stock held by that selling securityholder upon conversion of all notes owned by that selling securityholder.